Exhibit 10.5

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement and the attached Appendix A (collectively, the “Agreement”) is made and is effective this 30th day of November 2011 (the “Effective Date”) between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”), a California corporation having its corporate offices located at 1111 Franklin Street, Oakland, California 94607-5200, acting through The Office of Intellectual Property and Industry Sponsored Research of the University of California, Los Angeles, located at 11000 Kinross Avenue, Suite 200, Los Angeles, CA 90095-1406, and Albert Einstein College of Medicine of Yeshiva University, a Division of Yeshiva University, a corporation organized and existing under the laws of the State of New York, having an office and place of business at 1300 Morris Park Avenue, Bronx, New Your 10461 (“Einstein”), and COHBAR, INC. (“Licensee”), a Delaware corporation having a principal place of business at 910 Rockborn St Gaithersburg, MD 20878.

RECITALS

WHEREAS, certain inventions, generally characterized as

1.	“Humanin and Humanin Analogues to treat T2DM ” (UCLA Case No. 2007-526)(U.S. Patent Application 12/451,524); and

2.	“ Humanin and Humanin Analogues to treat T1DM” (UCLA Case No. 2007-714)(Issued US Patent 7,998,928 and U.S. Patent Application 13/180,181);

3.	“SHLPs” (UCLA Case No. 2008-488)(U.S. Patent Application 12/989,688); and

4.	“Humanin and analogues for atherosclerosis” (UCLA Case No. 2011-331)(U.S. Provisional Patent Application 61/498,474).

(the “Inventions”) were made in the course of research at the University of California, Los Angeles by Pinchas Cohen, Kuk-Wha Lee and Laura Cobb, at Einstein by Nir Barzilai, Radhika Muzumdar, and David Lefer, at the Mayo Clinic (“MAYO”) by Amir Lerman and Lilach Lerman (“Inventors”), and are claimed in Licensors’ Patent Rights, as defined below (The Regents, Einstein and Mayo Clinic are collectively referred to herein as “Licensors”);

WHEREAS, Pinchas Cohen, Kuk-Wha Lee and Laura Cobb are employees of The Regents and as such are obligated to assign their right, title and interest in and to the Invention to The Regents;

WHEREAS, Nir Barzilai, Radhika Muzumdar, and David Lefer are employees of Einstein and as such are obligated to assign their right, title and interest in and to the Invention to Einstein;

WHEREAS, Amir Lerman and Lilach Lerman are employees of MAYO and as such are obligated to assign their right, title and interest in and to the Invention to the MAYO;

WHEREAS, UCLA Case 2011-331 is jointly owned by The Regents and MAYO. The Regents and MAYO have entered into an Interinstitutional Agreement (UC Control Number             ) whereby MAYO agrees to allow The Regents to exclusively license its interest in the Invention on behalf of MAYO;

WHEREAS, UCLA Case 2007-526 is jointly owned by The Regents and Einstein. The Regents and Einstein have entered into an Interinstitutional Agreement (UC Control Number             ) for the purposes of sharing revenues generated from this Agreement;

WHEREAS, the Inventions were developed with United States Government funds, and The Regents and Einstein have elected title thereto and have granted a royalty-free nonexclusive license to the United States Government, as required under 35 U.S.C. §200-212;

WHEREAS, Licensee is a “small business concern” as defined in 15 U.S.C. §§632; and

WHEREAS, Licensors wish that Licensors’ Patent Rights be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

NOW,	THEREFORE, in consideration of the promises and mutual covenants, conditions and limitations herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1	“Affiliate” means (i) any business entity in which Licensee owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors. In any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then “Affiliate” means any business entity in which Licensee owns or controls, directly or indirectly, the maximum percentage of outstanding stock or voting rights that is permitted by local law, and (ii) any corporation, firm, partnership, or other legal entity actually controlled by, controlling or under common control with Licensee.

1.2	“Commercialization” has the meaning set forth in Paragraph 6.1 of this Agreement.

1.3	“Customer” means any individual or entity that receives Licensed Products or Licensed Methods, provided however, that Licensee or Sublicensee shall be deemed a Customer only if it receives Licensed Products or Licensed Methods that are not intended for further sale, transfer, lease, exchange or other disposition.

1.4	“Field of Use” means all fields.

1.5	“Final Sale” means any sale, transfer, lease, exchange or other disposition or provision of a Licensed Product and/or a Licensed Method to a Customer by Licensee or a Sublicensee. A Final Sale will be deemed to have occurred upon the earliest to occur of the following (as applicable): (a) the transfer of title to such Licensed Product and/or Licensed Method to a Customer, (b) the shipment of such Licensed Product to a Customer, (c) the provision of a Licensed Method to a Customer, (d) the provision of an invoice for such Licensed Product or Licensed Method to a Customer, or (e) payment by the Customer for Licensed Products or Licensed Methods. Exchange of Licensed Products between Licensee and a Sublicensee is not a Final Sale if the Licensed Product is intended for further sale, transfer, lease, exchange or other disposition, in which case the Final Sale will be deemed to have occurred upon sale, transfer, lease, exchange or other disposition or provision of Licensed Product by Licensee or Sublicensee to a Customer. If Licensee or a Sublicensee transfers Licensed Product at no cost solely for use in, or for purposes of, a clinical study, clinical trial, or as a free sample in product promotion, then such transfers will not be considered a Final Sale and no royalty will be owed hereunder.

1.6	“First Commercial Sale” means the first sale of any Licensed Product by Licensee or a Sublicensee, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made, for end use, consumption or stockpiling in that country (but excluding, in any event, any compassionate use). When governmental approval is not required, “First Commercial Sale” means the first sale in that country.

1.7	“Joint Venture” means any separate entity established pursuant to an agreement between a third party and Licensee and/or a Sublicensee, in which the separate entity manufactures, uses, purchases, sells or acquires Licensed Products from Licensee or a Sublicensee.

1.8	“Licensed Method” means any process, service, or method covered by a Valid Claim within Licensors’ Patent Rights or whose use or practice would, absent the license granted under this Agreement, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim within Licensors’ Patent Rights.

1.9	“Licensed Product” means any article, composition, apparatus, substance, chemical, or any other material covered by a Valid Claim within Licensors’ Patent Rights or whose manufacture, import use, offer for sale, or sale would, absent the license granted under this Agreement, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim within Licensors’ Patent Rights, or any service, article, composition, apparatus, chemical, substance or any other material made, used or sold by or utilizing or practicing a Licensed Method. If the Licensed Product is a component of another product such as a kit, composition of matter or combination, such kit, composition of matter or combination is deemed to be the Licensed Product for purposes of this Agreement. Likewise, if Licensee or a Sublicensee receives a Licensed Product for incorporation into another product intended for sale, transfer, lease or other disposition, then, for the purposes of this Agreement, the Licensed Product is such product intended for sale, transfer, lease, or other disposition by Licensee or a Sublicensee.

1.10	“Minimum Annual Royalty” has the meaning set forth in Paragraph 5.3 of this Agreement.

1.11

“Net Sales” means the total of the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) for all Final Sales to independent third parties, less the following deductions (to the extent included in and not already deducted from the gross amount invoiced or otherwise charged) to the extent reasonable and customary: (i) inter-company transfers or sales to or from its Affiliates, (ii) any free goods or transfers of samples of the Licensed Product such as for physician samples and indigent patient and similar programs (including registration samples), (iii) transfers of the Licensed Product for use in post-launch clinical trials, less Permitted Deductions. The Permitted Deductions shall include only the following, to the extent each is actually incurred and is not otherwise recovered by or reimbursed to Licensee or its Affiliates (which are to be determined under generally accepted accounting principles (“GAAP”) in the United States): (a) cash, trade or quantity discounts actually granted to Customers; (b) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales, and value added taxes (“vat”) to the extent that such vat is incurred and not reimbursed, refunded, or credited under a tax authority; (c) allowances or credits to Third Parties because of rejections or returns; (d) charges for freight and insurance directly related to the distribution of the Licensed Products (to the extent not paid by the Customer) (e) any credits, allowances, rebates or chargebacks, including, but not limited to, cash, governmental and managed care rebates and hospital or other buying group chargebacks given or made to a customer for retroactive price reductions; and (f) allowances for doubtful accounts (but only to the extent such bad debt does not exceed one-tenth of one percent (0.1%) of the gross amount invoiced by Licensee and its Affiliates for sales of Licensed Product during the applicable reporting period), as recorded in accordance with GAAP; provided, however, that any and all doubtful accounts thereafter collected shall be included as Net Sales during the period collected. Income taxes are not an allowed deduction under Net Sales. If Licensee, a Sublicensee, development partner or Joint Venture is a Customer, then Licensee will pay royalties on Net Sales based on the total gross amount normally charged to other Customers in arms length transactions. The provisions of (a) through (f) above shall be adjusted periodically as necessary to reflect amounts actually incurred

In the event a Licensed Product containing both (i) an active ingredient that is claimed in or covered by the Licensed Technology, and (ii) one or more other active ingredients that are not claimed in or covered by such technology, whether together in a physical mixture or packaged and priced together as a single product (a “Combination Product”), is sold in a particular territory, then the Net Sales from the Combination Product for such territory shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) during the applicable period by the fraction A/A+B, where A is the average sale price of Licensed Product containing only the active ingredient described in (i) above, sold separately in finished, form and B is the average sale price of the other products with clinically active components that are included in the Combination Product and which are sold separately in finished form, in each case during the applicable reporting period and in such territory, or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent reporting period in which sales of both occurred in such territory. In the event that such average sale price in such territory cannot be determined for both active ingredients included in the Combination Product, the Parties shall in good faith make a determination of the respective fair market value of the clinically active components that are included in the Combination Product and adjust the calculation of Net Sales accordingly.

1.12	“Patent Action” means the preparation, filing, prosecution and maintenance of patent applications and patents in Licensors’ Patent Rights. Prosecution includes, but is not limited to, reexaminations, interferences, oppositions, and any other ex parte or inter partes matters originating in a patent office.

1.13	“Patent Costs” means all out-of-pocket costs incurred by Licensors for Patent Actions.

1.14	“Licensors’ Patent Rights” means Licensors’ interest in any of the patent applications and patents listed in Appendix A attached to this Agreement and assigned by the Inventors to Licensors (UCLA Case Nos. 2007-526, 2007-714, 2008-488, and 2011-331); any continuing applications thereof including divisions; but excluding continuations-in-part except to the extent of claims entirely supported in the specification and entitled to the priority date of the parent application; any patents issuing on these applications including reissues, substitutions, and patent extensions; and any corresponding foreign patents, patent applications and supplemental protection certificates; all of which will be automatically incorporated in and added to Appendix A and made a part of this Agreement.

1.15	“Side Deal” means an arrangement, understanding, agreement, or transaction (collectively “Deals”) between the Licensee and a third party Sublicensee and/or its affiliates, which Deal is not a Sublicense.

1.16	“Sublicensee” means any person or entity (excluding any Affiliate) to which any of the rights granted to Licensee hereunder are sublicensed.

1.17	“Sublicensing Income” means total compensation income received by Licensee in consideration for a Sublicense or other agreement providing the right to negotiate or obtain a Sublicense. Sublicensing Income includes income received from Sublicensees in consideration for the sublicensed Licensors’ Patent Rights in the form of license issue fees, milestone payments, and the like but specifically excludes royalties on the sale or distribution of Licensed Products or the practice of Licensed Methods. Not included in the definition of Sublicensing Income is income received by Licensee as payment or reimbursement for research costs at fair market value applied to the development of Licensed Products and conducted by or for Licensee, including costs of materials, equipment or clinical testing. Also not included is reimbursement for bona fide R&D or marketing expenses related to Licensed Products, purchase of Licensee equity or debt not in excess of fair market value, and reimbursement for patent expenses and enforcement of patent rights paid to Licensors related to Licensors’ Patent Rights.

1.18	“Valid Claim” means (i) a claim of an issued patent that has not expired or been held unenforceable or invalid by a final judgment or decision of a court or other government agency of competent jurisdiction from which no appeal has been or can be taken, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or the like, or (ii) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or re-filing, provided, however, that such claim has not been pending for a period of longer than seven (7) years from the date of entry into a national office on a country-by-country basis. For purposes of clarity, both (i) and (ii) are Valid Claims for purposes of this Agreement.

2. GRANT

2.1	Subject to the limitations set forth in this Agreement, Licensors hereby grant to Licensee an exclusive license (the “License”) under Licensors’ Patent Rights, in jurisdictions where Licensors’ Patent Rights exist, to research, develop, make, have made, use, sell, offer for sale and import Licensed Products and to practice Licensed Methods in the Field of Use to the extent permitted by law. Licensee will not make, use, have made, sell, offer for sale, or import Licensed Products outside the Field of Use.

2.2	The License is subject to all the applicable provisions of any license to the United States Government executed by Licensors and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212, applicable governmental implementing regulations, and the U.S. Government sponsored research agreement or other guidelines.

2.3	Licensors expressly reserves the right to: (a) use Licensors’ Patent Rights and associated technology for educational and research purposes, clinical research, and research sponsored by commercial entities, (b) publicly disclose Licensors’ research results, (c) use Licensors’ Patent Rights and associated technology to offer and perform diagnostic and prognostic services for their own patients or where such clinical diagnostic or prognostic services are ordered by an Einstein and/or University of California and/or MAYO-employed healthcare provider, and (d) allow other non-profit institutions to use Licensors’ Patent Rights and associated technology for the same purposes as all of the foregoing except for subsection (c) above.

2.4

The Regents may exercise its rights to terminate this Agreement pursuant to Section 12.1 if Licensee files a claim including in any way the material assertion that any portion of Licensors’ Patent Rights is invalid or unenforceable where the filing is by Licensee, a third party on behalf of Licensee, or a third party at the written urging of, or with the assistance of, the Licensee. If Licensee files a claim including in any way the material assertion that any portion of Licensors’ Patent Rights that is owned in whole or in part by Einstein is invalid or unenforceable where the filing is by Licensee, a third party on behalf of Licensee, or a third party at the written urging of, or with the assistance of, the Licensee, Einstein may unilaterally withdraw such portion of Licensor’s Patent Rights from the definition of Licensors’ Patent Rights. This right, if exercised by Einstein, supersedes the rights granted in Article 2 (GRANT).

3. SUBLICENSES

3.1	Licensors grant to Licensee the right to sublicense the rights granted to Licensee hereunder (“Sublicenses”). All Sublicenses will: (i) be issued in writing, (ii) include an express prohibition against issuing further sublicenses under any or all of Licensors’ Patent Rights without the prior written consent of Licensee and (iii) to the extent applicable include all of the rights of Licensors and require the performance of obligations due to Licensors (and, if applicable, the U.S. Government under 35 U.S. C. §§201-212) contained in this Agreement. For the purposes of this Agreement, operations of Sublicensees are deemed to be the operations of Licensee, for which Licensee is responsible. Licensee may sublicense its rights granted to Licensee hereunder through a total of two tiers of Sublicenses.

3.2	Licensee must pay to Licensors twelve percent (12%) of all Sublicensing Income for Sublicenses entered into while Licensed Products are in pre-clinical development, ten percent (10%) for Sublicenses entered into on or after the dosing of a patient in a Phase I clinical trial for a Licensed Product, and eight percent (8%) for Sublicenses entered into on or after the dosing of a patient in a Phase II clinical trial for Licensed Product. Licensee must pay such Sublicensing Income to Licensors on or before the following dates:

•	February 28 (for Sublicensing Income received by Licensee on or before the last day of the calendar quarter ending December 31 of the prior year);

•	May 31 (for Sublicensing Income received by Licensee on or before the last day of the calendar quarter ending March 31);

•	August 31 (for Sublicensing Income received by Licensee on or before the last day of the calendar quarter ending June 30); and

•	November 30 (for Sublicensing Income received by Licensee on or before the last day of the calendar quarter ending September 30).

3.3	On Net Sales of Licensed Products sold or disposed of by a Sublicensee, Licensee must pay to Licensors an earned royalty in accordance with Article 5 (ROYALTIES) as if these were Licensee’s Net Sales. Any royalties received by Licensee that are based on Net Sales of Licensed Products sold or disposed of by a Sublicensee and are in excess of royalties due to The Regents under this Paragraph 3.3 belong to Licensee.

3.4	Licensee must provide to Licensors a copy of each Sublicense and any amendment thereto within thirty (30) days of execution and is prohibited from entering into any Side Deal with a third party where such Side Deal dilutes, diverts, conceals or misrepresents the amount of consideration paid to the Licensee in consideration for a Sublicense.

3.5	Licensee will require that each Sublicensee provide Licensee with reports that are reasonably sufficiently detailed to establish all amounts due to Licensors under this Agreement. Licensee will provide a copy of all such information submitted to Licensee by Sublicensees relevant to the computation of the payments due to Licensors under this Agreement within thirty (30) days after receipt of such information from such Sublicensee.

3.6	If this Agreement is terminated for any reason, all outstanding Sublicenses not in default or in breach and are in good standing will be assigned by Licensee to The Regents and Einstein and shall remain in full force and effect. Prior to any such assignment such Sublicensees shall furnish to The Regents and Einstein the completed licensee contact information form attached hereto as “APPENDIX C” and incorporated herein by this reference. The assigned Sublicenses will remain in full force and effect with The Regents and Einstein as the licensor or sublicensor instead of Licensee, but the duties of Licensors under the assigned Sublicenses will not be greater than the duties of Licensors under this Agreement, and the rights of Licensors under the assigned Sublicenses will not be less than the rights of Licensors under this Agreement, including all financial consideration and other rights of Licensors. The Regents and Einstein may, in their sole reasonable discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement.

4. FEES

4.1	In partial consideration for the License, Licensee will pay to The Regents a license issue fee of thirty-five thousand dollars ($35,000.00) within thirty (30) days of the Effective Date. This fee is non-refundable and is not creditable against any other payment due hereunder.

4.2	For each Licensed Product reaching the milestones indicated below, Licensee must make the following payments (“Milestone Payments”) to Licensors within thirty (30) days of reaching such milestone. For purposes of clarity such Milestone Payments are due from Licensee irrespective of whether the associated milestone listed below was reached by Licensee itself or by a Joint Venture or Affiliate.

4.2a	$15,000 upon dosing the first patient in a Phase I clinical trial intended to support a New Drug Application (“NDA”) or Biologic Drug Application (“BLA”) for a Licensed Product

4.2b	$25,000 upon dosing the first patient in a Phase II clinical trial intended to support an NDA or BLA for a Licensed Product

4.2c	$75,000 upon dosing the first patient in a Phase III Clinical Trial intended to support an NDA or BLA for a Licensed Product

4.2d	$400,000 upon First Commercial Sale of a Licensed Product following regulatory approval to market in the United States

4.2e	$250,000 upon First Commercial Sale of a Licensed Product following regulatory approval to market in Europe or Canada.

Each milestone payment shall be paid for the first two (2) Licensed Products to achieve such milestone and no milestone payments shall be required for subsequent Licensed Products. Milestone payments for the second Licensed Product shall be reduced by fifty percent (50%). All milestone payments are non-refundable and not creditable against any other payment due hereunder.

4.3	Licensee must pay to Licensors the license maintenance fee (“License Maintenance Fee”) set forth below beginning on the one-year anniversary date of the Effective Date of this Agreement and continuing annually on each anniversary date of the Effective Date.

Anniversary Date of the Agreement Effective Date	License Maintenance Fee
One-year anniversary date	Ten thousand dollars ($10,000)
Two-year anniversary date	Ten thousand dollars ($10,000)
Three-year anniversary date	Ten thousand dollars ($10,000)
Fourth-year anniversary date	Twenty-five thousand dollars ($25,000)
Five-year anniversary date	Twenty-five thousand dollars ($25,000)
Six-year and each subsequent anniversary date	Fifty thousand dollars ($50,000)

The maintenance fee will not be due and payable on any anniversary date of the Effective Date if on that date Licensee is commercially selling a Licensed Product and paying an earned royalty to Licensors on the sales of that Licensed Product. The license maintenance fees are non-refundable and are not creditable against any other payment due hereunder.

5. ROYALTIES

5.1	Licensee must pay to The Regents for sales by Licensee an earned royalty at the rate of two percent (2%) of Net Sales of Licensed Products (“Earned Royalty”). This Earned Royalty will accrue for the duration of this Agreement.

5.2	Licensee must pay Earned Royalties owed to Licensors on a quarterly basis. Licensee must pay such Earned Royalties on or before the following dates:

•	February 28 (for any Final Sales that took place on or before the last day of the calendar quarter ending December 31 of the prior year);

•	May 31 (for any Final Sales that took place on or before the last day of the calendar quarter ending March 31);

•	August 31 (for any Final Sales that took place on or before the last day of the calendar quarter ending June 30); and

•	November 30 (for any Final Sales that took place on or before the last day of the calendar quarter ending September 30).

5.3	Licensee must pay to Licensors the following minimum annual royalties (referred to below as “Minimum Annual Royalty”) during each of the following calendar years (measured relative to the calendar year in which there was a First Commercial Sale, and referred to below as “Calendar Years after FCS”) for the life of this Agreement:

Calendar Years after FCS	Minimum Annual Royalty
First and each subsequent year	Seventy-five thousand dollars ($75,000)

Licensee must pay the Minimum Annual Royalty for a given Calendar Year after FCS to The Regents on or before February 28 of such Calendar Year after FCS. The Minimum Annual Royalty for a given Calendar Year after FCS will be credited against the Earned Royalty due and owing with respect to Net Sales made during the calendar year in which such Minimum Annual Royalty was paid. By way of example, if First Commercial Sale took place on February 1, 2008, the first Calendar Year After FCS would be 2009 and the Minimum Annual Royalty would be due on or before February 28, 2009.

5.4	In the event that the Licensee is required to pay royalties to any third party (“Other Payments”) in order to commercialize a Licensed Product, Licensee may offset Fifty Percent (50%) of such Other Payments actually paid against royalty payments owed to Licensors, provided that the royalty payment to The Regents shall not fall below Fifty Percent (50%) of what would otherwise be due to Licensors for that Licensed Product.

5.5	All monies due Licensors hereunder must be paid in United States funds. With respect to sales of Licensed Products in a currency other than United States Dollars, the royalties due Licensors will first be determined in the foreign currency of the country in which the Licensed Products were sold and, second, converted into equivalent United States Funds by using the applicable conversion rates for buying and selling United States dollars for such foreign currency as published by Reuters on the final business day of the quarter in which such sales were made.

5.5	Any tax for the account of Licensors required to be withheld by Licensee under the laws of any foreign country must be promptly paid by Licensee for and on behalf of Licensors to the appropriate governmental authority. Licensee will use its best efforts to furnish Licensors with proof of payment of any tax. Licensee is responsible for all bank transfer charges. All payments made by Licensee in fulfilment of Licensors’ tax liability in any particular country will be credited against fees or royalties due Licensors for that country.

5.6	If at any time legal restrictions prevent the acquisition or prompt remittance of United States Dollars by Licensee with respect to any country where a Licensed Product is sold, Licensee shall pay royalties due to Licensors from Licensee’s other sources of United States Dollars.

5.7	If any patent or any claim included in Licensors’ Patent Rights is held invalid or unenforceable in a final decision by a court of competent jurisdiction from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim will cease as of the date of that final decision. Licensee will not, however, be relieved from paying any royalties that accrued before that decision or that is based on another patent or claim not involved in that decision.

5.8	To the extent required by law, no royalties will be collected or paid on Licensed Products sold to the United States Federal Government or any agency of the United States Government. Licensee and its Sublicensee will reduce the amount charged for Licensed Products distributed to the United States Government by the amount of the royalty.

6. DILIGENCE

6.1

Upon execution of this Agreement, Licensee must use reasonable efforts to earnestly and diligently (a) develop Licensed Products and Licensed Methods; (b) market Licensed Products and Licensed Methods; and (c) manufacture and sell Licensed Products and Licensed Methods in quantities sufficient to meet the market demands for them (all of the foregoing collectively “Commercialization”). For purposes of clarity, the requirements under the foregoing subsection (b) and (c) shall continue to apply after a First Commercial Sale.

6.2	The Regents has the right and option to either terminate this Agreement on a Licensed Product by Licensed Product basis or reduce Licensee’s exclusive license to a nonexclusive license on a Licensed Product by Licensed Product basis if Licensee fails to materially perform any of the terms in Paragraph 6.1 or this Paragraph 6.2. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT). Einstein has the right and option to unilaterally withdraw any portion of Licensors’ Patent Rights that is owned in whole or in part by Einstein from the definition of Licensors’ Patent Rights if Licensee fails to materially perform any of the terms of Paragraph 6.1 or this Paragraph 6.2. This right, if exercised by Einstein, supersedes the rights granted in Article 2 (GRANT).

6.2a	Licensee shall Spend, at a minimum, a total of Two Million Dollars ($US 2,000,000) by the four (4) year anniversary of the Effective Date on research and development activities related to potential Licensed Products

6.2b	For a Licensed Product containing a SHLP peptide as described in the PCT patent filing PCT/US09/042589, Licensee shall:

(i) Identify the first Licensed Product within four (4) years of the Effective Date.

(ii) Complete GMP toxicity studies for a Licensed Product within six (6) years of the Effective Date

(iii) File an IND with the FDA (which IND is not rejected by the FDA within the time allotted under FDA’s rules and policies then in effect) for a Licensed Product within seven (7) years of the Effective Date.

(iv) Dose the first patient in a Phase I clinical trial of a Licensed Product within eight (8) years of the Effective Date.

(v) Enroll the first patient in a Phase II clinical trial of a Licensed Product within ten (10) years of the Effective Date

(vi) Achieve a first commercial sale of a Licensed Product within fourteen (14) years of the Effective Date.

6.2c	For a Licensed Product not containing a SHLP peptide, Licensee shall:

(i) Identify the first Licensed Product within five (5) years of the Effective Date.

(ii) Complete GMP toxicity studies for a Licensed Product within six (6) years of the Effective Date

(iii) File an IND with the FDA (which IND is not rejected by the FDA within the time allotted under FDA’s rules and policies then in effect) for a Licensed Product within seven (7) years of the Effective Date.

(iv) Dose the first patient in a Phase I clinical trial of a Licensed Product within eight (8) years of the Effective Date.

(v) Enroll the first patient in a Phase II clinical trial of a Licensed Product within ten (10) years of the Effective Date

(vi) Achieve a first commercial sale of a Licensed Product within fifteen (15) years of the Effective Date.

6.1d	For a Licensed Product for treating a myocardial infarction as described in (UCLA Case No. 2007-526)(U.S. Patent Application 12/451,524; PCT/US2008/006720) Licensee shall:

(i) Identify the first Licensed Product within four (4) years of the Effective Date.

(ii) Complete GMP toxicity studies for a Licensed Product within six (6) years of the Effective Date

(iii) File an IND with the FDA (which IND is not rejected by the FDA within the time allotted under FDA’s rules and policies then in effect) for a Licensed Product within seven (7) years of the Effective Date.

(iv) Dose the first patient in a Phase I clinical trial of a Licensed Product within eight (8) years of the Effective Date.

(v) Enroll the first patient in a Phase II clinical trial of a Licensed Product within ten (10) years of the Effective Date

(vi) Achieve a first commercial sale of a Licensed Product within fifteen (15) years of the Effective Date.

Licensee may extend any five (5) of these milestones in six (6) month increments, but not more than twice per milestone, by making a Ten Thousand Dollar ($10,000) payment to Licensors for each milestone extension. In the event of any extension, any later occurring milestones will be similarly extended. All such extension payments are non-refundable and not creditable against any other payment due hereunder.

6.3	Without limiting Licensee’s obligations under Paragraphs 6.1 and 6.2 of this Agreement, Licensee has the sole discretion for making all decisions as to how to commercialize any Licensed Product.

7. PATENT FILING, PROSECUTION AND MAINTENANCE

7.1	Patent Prosecution

7.1a	Licensors’ Patent Rights will be held in the name of Licensors and obtained with outside counsel to be mutually and reasonably agreed upon by The Regents, Einstein and Licensee. Licensors shall control all Patent Actions and all decisions with respect to Patent Actions and will consider any comments or suggestions by each party with respect to Patent Actions. Through the mutually agreed upon counsel, The Regents and Einstein are entitled to take action to preserve rights and minimize costs whether or not Licensee has commented, and will use reasonable efforts to not allow any Licensors’ Patent Rights for which Licensee is licensed and is underwriting the costs of to lapse or become abandoned without Licensee’s written authorization under this Article 7, except for the filing of continuations, divisionals, or the like that substitute for the lapsed application. Licensors shall have no requirement to file, prosecute, or maintain Licensors’ Patent Rights if Licensee is not current with its Patent Cost obligations as set forth in this Article 7.

7.1b	Outside counsel will provide Licensors and Licensee with copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under Licensors’ Patent Rights.

7.1c

Licensee has the right to request Patent Actions via a written request to The Regents and Einstein ninety (90) days prior to the deadline set by the patent office in the territory such Patent Action is to take place in (a “Patent Prosecution Request”). The absence of a given Patent Prosecution Request by such deadline will be considered an election not to secure the patent rights associated with the specific phase of patent prosecution in such territory, and such patent application(s) and patent(s) will not be part of Licensors’ Patent Rights and therefore not subject to this Agreement, and Licensee will have no further rights or license to them. Licensors will have the right to file patent applications at its own expense in any territory which Licensee has not identified in written notice pursuant to this Paragraph 7.1 and such patent application(s) and patent(s) will not be part of Licensors’ Patent Rights and therefore not subject to this Agreement, and Licensee will have no further rights or license to them. In the event that The Regents and Einstein has not received a Patent Prosecution Request from Licensee in accordance with the above stated timeline, The Regents and Einstein will use all reasonable efforts to ensure Licensee has received sufficient communications on such Patent Prosecution Request to make a decision to terminate and has agreed to such election to terminate Licensors’ Patent Rights and Licensee’s license thereto.

7.2	Past Patent Costs

Licensee will reimburse The Regents and Einstein for all Patent Costs incurred prior to the term of this Agreement (“Past Patent Costs”). Licensee must send payment for such Past Patent Costs to Einstein for UC Case 2007-526 and The Regents for all other cases, within thirty (30) days of Licensee’s receipt of an invoice for these costs.

7.3	Ongoing Patent Costs

Licensee will bear all costs associated with Patent Actions incurred during the term of this Agreement (“Ongoing Patent Costs”).

7.4	Termination of Patent Prosecution by Licensee

Licensee may terminate its obligations with respect to any or all of Licensors’ Patent Rights by providing written notice to The Regents (“Patent Termination Notice”). Termination of Licensee’s obligations with respect to such patent application or patent will be effective three (3) months after receipt of such Patent Termination Notice by The Regents. Licensors may continue prosecution or maintenance of these application(s) or patent(s) at its sole discretion and expense, and such application(s) and patent(s) will not be part of Licensors’ Patent Rights and therefore not subject to this Agreement, and Licensee will have no rights or license to them.

Patent Extensions

7.5a	Licensee will apply for an extension of the term of any patent included within Licensors’ Patent Rights, if appropriate, under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts. Licensee shall prepare all documents and Licensors agree to execute the documents and to take additional action as Licensee reasonably requests in connection therewith. Licensee will be liable for all costs relating to such application.

7.5b	If either party (in the case of Licensors, the licensing officer responsible for administration of this Agreement) receives notice pertaining to the infringement or potential infringement of any issued patent included with Licensors’ Patent Rights under the Drug Price Competition and Patent Term Restoration Act of 1984 (and/or foreign counterparts of this law) then that party shall within ten (10) days notify the other party after receipt of such notice of infringement.

8. PATENT INFRINGEMENT

8.1	In the event that Licensors (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other with (i) written notice of such infringement and (ii) evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, Licensee has exclusive rights under this Agreement, neither the Licensors nor Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Licensors’ Patent Rights without first obtaining the written consent of the other. If Licensee puts such infringer on notice of the existence of any Licensors’ Patent Rights with respect to such infringement without first obtaining the written consent of The Regents and Einstein and if a declaratory judgment action is filed by such infringer against Licensors, then Licensee’s right to initiate a suit against such infringer for infringement under Paragraph 8.2 below will terminate immediately without the obligation of The Regents and Einstein to provide notice to Licensee. The Regents, Einstein and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

8.2	If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then Licensee may institute suit for patent infringement against the infringer. Licensors may voluntarily join such suit at their own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in the suit. Licensee may not join any Licensors in a suit initiated by Licensee without that Licensors’ prior written consent. If, in a suit initiated by Licensee, any Licensors are involuntarily joined other than by Licensee, then Licensee will pay all costs incurred by Licensor(s) arising out of such suit, including but not limited to, any legal fees of counsel that Licensor(s) select and retain to represent them in the suit.

8.3	If, within one hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, then Licensors may institute suit for patent infringement against the infringer. If Licensors institute such suit, then Licensee may not join such suit without Licensors’ consent and may not thereafter commence suit against the infringer for acts of infringement that are subject to Licensors’ suit or any judgment rendered in that suit.

8.4	Any recovery or settlement received in connection with any suit will first be shared by Licensors and Licensee equally to cover any litigation costs each incurred and next shall be paid to Licensors or Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Licensee, any recovery in excess of litigation costs will be shared between Licensee and Licensors as follows:

(a)	for any recovery other than amounts paid for willful infringement:

(i)	Licensors will receive fifteen percent (15%) of the recovery if Licensors were not a party in the litigation and did not incur any litigation costs;

(ii)	Licensors will receive twenty-five percent (25%) if Licensors were a party in the litigation but did not incur any litigation costs; and

(iii)	Licensors will receive fifty percent (50%) of the recovery if Licensors incurred any litigation costs.

(b)	for any recovery for willful infringement, Licensors will receive fifty percent (50%) of the recovery.

In any suit initiated by Licensors, any recovery in excess of litigation costs will belong to Licensors. Licensors and Licensee agree to be bound by all final and non-appealable determinations of patent infringement, validity and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 8 (PATENT INFRINGEMENT).

8.5	Any agreement made by Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (SUBLICENSES) of this Agreement.

8.6	Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

8.7	Any litigation proceedings will be controlled by the party bringing the suit, except that Licensors may be represented by counsel of their choice in any suit brought by Licensee.

9. PROGRESS AND ROYALTY REPORTS

9.1	Beginning January 31, 2013, and for the term of this Agreement, Licensee must submit to The Regents annual progress reports covering Licensee’s (and any Affiliates’, Joint Ventures’, and Sublicensees’) activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing.

9.2	Each progress report must include all of the following for each annual period:

9.2a	Summary of work completed.

9.2b	Summary of work in progress.

9.2c	Current schedule of anticipated events or milestones.

9.2d	Market plans for introduction of Licensed Products when relevant.

9.2e	A summary of resources (dollar value) spent in the reporting period.

9.2f	An updated listing of any and all Affiliates, Joint Ventures, and Sublicenses granted by Licensee or any Sublicensees.

9.2g	The names and addresses of all Affiliates, Joint Ventures, and Sublicensees, and a current and valid phone number and e-mail address for a principal point of contact at each such Sublicensee who is responsible for administering the Sublicense.

9.3

After the First Commercial Sale of each Licensed Product, Licensee must submit quarterly royalty reports to The Regents by February 28, May 31, August 31 and November 30 of each year (i.e., within sixty (60) days from the end of each calendar quarter). Licensee will state in its royalty report if it had no sales of any Licensed Product in the applicable quarter. Each royalty report must cover Licensee’s and all Sublicensees’ activities for most recently completed calendar quarter and shall include the completed Royalty Statement attached hereto as “APPENDIX B” and incorporated herein by this reference, showing:

9.3a	Number of each Licensed Product sold by Licensee and any Sublicensees and the corresponding commercial name of each such Licensed Product;

9.3b	Gross sales, Final Sales and Net Sales of each Licensed Product made by Licensee and any Sublicensees;

9.3c	Earned Royalties payable to The Regents;

9.3d	The method and currency exchange rates (if any) used to calculate the Earned Royalty based on Net Sales; and

9.3e	A specification of all deductions and their dollar value that were taken to arrive at Net Sales.

9.3f	A list of all countries in which Licensed Products are being manufactured.

9.3g	Date of First Commercial Sale (this need only be reported in the first royalty report following such First Commercial Sale).

9.4	The Regents shall have the right to terminate this Agreement in accordance with Article 12 (TERMINATION BY THE REGENTS) if Licensee does not provide progress reports and royalty reports in accordance with this Article 9. Einstein has the right to unilaterally withdraw any portion of Licensors’ Patent Rights that is owned in whole or in part by Einstein from the definition of Licensors’ Patent Rights if Licensee does not provide progress reports and royalty reports in accordance with this Article 9. This right, if exercised by Einstein, supersedes the rights granted in Article 2 (GRANT).

9.5	Because of the provisions under 35 U.S.C. §41(h), Licensee must notify The Regents if Licensee or any of its Sublicensees ceases to be a small entity (as defined by the United States Patent and Trademark Office).

10. BOOKS AND RECORDS

10.1	Licensee must keep accurate books and records of all Licensed Products developed, manufactured, used or sold and all Sublicenses, collaboration agreements and Joint Venture agreements entered into by Licensee that involve Licensors’ Patent Rights. Licensee must preserve these books and records for at least five (5) years from the date of the royalty and/or other payment to which they pertain. These books and records will be open to examination by representatives or agents of The Regents or Einstein during regular office hours to determine their accuracy and assess Licensee’s compliance with the terms of this Agreement. Licensee will pay fees and expenses of these inspections if an underpayment of more than five percent (5%) of the total payments due The Regents within a given year under this Agreement is discovered or any material term of this Agreement is discovered to have been breached, otherwise the party requesting audit will pay the fees and expenses of inspections. Payment owed by Licensee hereunder for underpayment of royalties will be due within thirty (30) days of the examination result and payment by Licensee for any examination costs incurred by The Regents and Einstein will be due within thirty (30) days from the date of The Regents’ or Einstein’s invoice.

11. LIFE OF THE AGREEMENT

11.1	Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement is in force from the Effective Date recited on page one and remains in effect for the life of the last-to-expire patent or last to be abandoned patent application in Licensors’ Patent Rights, whichever is later.

11.2	Upon termination of this Agreement, Licensee will have no further right to make, have made, use or sell any Licensed Product except as provided in Article 14 (DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION).

11.3	Any expiration or termination of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	DEFINITIONS;
Paragraph 3.6	Survival of Sublicenses (in case of termination)
Article 10	BOOKS AND RECORDS;
Article 14	DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION;
Article 16	USE OF NAMES AND TRADEMARKS;
Article 17	LIMITED WARRANTY;
Article 18	INDEMNIFICATION;
Article 19	LIMITATION OF LIABILITY;
Article 24	FAILURE TO PERFORM;
Article 25	GOVERNING LAWS; and
Article 30	CONFIDENTIALITY.

12. TERMINATION BY THE REGENTS AND EINSTEIN

12.1	If Licensee violates or fails to perform any material term of this Agreement, including, without limitation, failure to pay Licensors any sum due and payable under this Agreement (“Material Breach”), then The Regents may give written notice of the default (“Notice of Default”) to Licensee. If Licensee does not repair the default within ninety (90) days after the effective date of the Notice of Default (“Period to Cure”), then The Regents has the right to terminate this Agreement and the License by a second written notice (“Notice of Termination”) to Licensee. Notwithstanding the foregoing, if the Material Breach is other than the payment of money and is capable of being cured, but cannot be reasonably cured in such ninety (90)-day period, then the right to terminate this Agreement shall not arise if the Licensee has (i) during such period of time submitted a plan that, if successfully carried out, would be effective in curing such Material Breach, and has commenced its execution of such plan, and (ii) diligently commenced pursuit of such plan. If The Regents sends a Notice of Termination to Licensee, then this Agreement automatically terminates on the effective date of this notice. Termination does not relieve Licensee of its obligation to pay any monies owed at the time of the Termination Effective Date, and does not impair any accrued right of The Regents. If Licensee is convicted of a felony relating to the manufacture, use or sale of Licensed Products or Licensed Methods or a felony relating to moral turpitude, The Regents or Einstein may, at its election, terminate this Agreement by notice to Licensee. If Licensee commits a Material Breach, then Einstein may give Notice of Default to Licensee. If Licensee does not repair the default within the Period of Cure, then Einstein has the right to unilaterally withdraw any portion of Licensors’ Patent Rights that is owned in whole or in part by Einstein from the definition of Licensors’ Patent Rights by a second written notice to Licensee. This right, if exercised by Einstein, supersedes the rights granted in Article 2 (GRANT).

12.2	If this Agreement is terminated pursuant to this Article 12 or Article 13. Licensee shall provide Licensors with all data and know-how developed by Licensee in the course of Licensee’s efforts to develop Licensed Products and Licensed Methods, including any regulatory information filed with any U.S. or foreign government agency with respect to Licensed Products and Licensed Methods. Licensors shall have the right to use such information, data and know-how for any purpose whatsoever, including the right to transfer same to future licensees. If Licensee has filed patent applications or obtained issued patents (does not include any third party patents that are independently licensed by Licensee) which contain blocking claims that would prevent Licensors from exploiting their Licensed Patents, Licensee agrees upon request to enter into good faith negotiations with Licensors for the purpose of granting licensing rights to said patents and/or patent applications under commercially reasonable terms with standard licensing provisions. Not withstanding the foregoing, Licensee shall not be required to provide data and know-how developed by Licensee in the course of Licensee’s efforts to develop products other than Licensed Products and methods other than Licensed Methods, including any regulatory information filed with any U.S. or foreign government agency with respect to products other than Licensed Products and methods other than Licensed Methods. In addition, with respect to any sublicenses assigned by Licensee to The Regents and Einstein pursuant to Section 3.6, all data and know developed by Licensee in the course of Licensee’s efforts to develop Licensed Products and Licensed Methods that are the basis for such sublicenses, including any regulatory information filed with any U.S. or foreign government agency with respect to Licensed Products and Licensed Methods that are the basis for such sublicense, are not subject to this Section 12.2

13. TERMINATION BY LICENSEE

13.1	Licensee has the right at any time to terminate this Agreement in whole or with respect to any portion of Licensors’ Patent Rights by giving written notice to The Regents. This notice of termination will be subject to Article 20 (NOTICES) and will be effective ninety (90) days after the effective date of the notice (“Termination Effective Date”).

13.2	Any termination in accordance with Paragraph 13.1 does not relieve Licensee of any obligation or liability accrued prior to termination. Nor does termination rescind anything done by Licensee or any payments made to The Regents and/or Einstein prior to the effective date of termination. Termination does not affect in any manner any rights of Licensors arising under this Agreement prior to termination.

14. DISPOSITION OF LICENSED PRODUCTS

ON HAND UPON TERMINATION

14.1	Upon termination of this Agreement by Licensee, Licensee may continue to sell any previously made Licensed Products during the one hundred eighty (180) days following the Termination Effective Date.

14.2	Upon termination of this Agreement by The Regents for (i) failure to pay patent costs per the terms of this Agreement, or (ii) failure to provide progress or royalty reports in the form and at the times specified in this Agreement, Licensee may continue to sell all previously made Licensed Products during the one hundred eighty (180) days following the effective date of the Notice of Termination. Licensee will not have this right if this Agreement is terminated for any other causes.

14.3	Licensee must submit royalty reports on the sale of Licensed Products allowed under this Article 14 in accordance with Article 9 (PROGRESS AND ROYALTY REPORTS) and must pay royalties on such sales at the same rate and at the same time provided in this Agreement for royalties on sales of Licensed Products made during the term of this Agreement.

14.4	Except as set forth in this Article 14, Licensee will not otherwise make, sell, offer for sale, or import Licensed Products after termination of this Agreement by Licensee or The Regents.

15. PATENT MARKING

15.1	Licensee must mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws. Licensee shall be responsible for all monetary and legal liabilities arising from or caused by (i) failure to abide by applicable patent marking laws and (ii) any type of incorrect or improper patent marking.

16. USE OF NAMES AND TRADEMARKS

16.1	Licensee will not use any name, trade name, trademark or other designation of The Regents’ or Mayo or their employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, Licensee is expressly prohibited from using the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity, or other promotional activity, without written permission of The Regents. Licensee shall not use the name of Einstein without prior written consent, except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event Licensee will promptly inform Einstein prior to any such required use. The parties to this Agreement will not make any public announcement regarding the existence of this Agreement and/or the collaboration hereunder without obtaining the prior written consent of the other parties, except if such announcement is required by law, regulation, federal securities law or judicial order, in which event the party intending to make such announcement will promptly inform the other parties prior to any such required announcement.

17. LIMITED WARRANTY

17.1	Licensors warrant that they have the lawful right to grant this license to Licensee.

17.2	This License and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. LICENSORS MAKE NO REPRESENTATION OR WARRANTY THAT ANY LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

17.3	Nothing in this Agreement will be construed as:

17.3a	A warranty or representation by Licensors as to the validity or scope of any Licensors’ Patent Rights.

17.3b	A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks or any other forms of intellectual property rights or tangible property rights of third parties.

17.3c	Obligating Licensors to bring or prosecute actions or suits against third parties for patent, copyright or trademark infringement except as provided in Article 8 (PATENT INFRINGEMENT).

17.3d	Conferring by implication, estoppel or otherwise any license or rights under any patents of Licensors other than Licensors’ Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Licensors’ Patent Rights.

17.3e	Obligating Licensors to furnish any know-how not provided in Licensors’ Patent Rights.

18. INDEMNIFICATION

18.1	Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend Licensors, Licensors’ officers, employees, and agents, the sponsors of the research that led to the Invention, the inventors of the patents and patent applications in Licensors’ Patent Rights and their respective employers from and against any and all liability, claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of exercise of this license or any Sublicense, including (without limitation) any claims based on or arising out of the research, development, marketing, manufacture, sale and/or provision or Licensed Products by Licensee, Affiliates and/or Sublicensees, or otherwise related tot he conduct of Licensee’s, Affiliates’ or Sublicensees’ business. Indemnification includes but is not limited to products liability. If Licensors, in their sole discretion, believe that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by Licensee to defend Licensors in accordance with this Paragraph 18.1, then Licensors may retain counsel of their choice to represent it, and Licensee will pay all expenses for such representation to the extent that such expenses are reasonable and customary.

18.2	Licensee, at its sole cost and expense, must insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

18.2a	Each occurrence	$5,000,000.
18.2b	Products/completed operations aggregate	$10,000,000.
18.2c	Personal and advertising injury	$5,000,000.
18.2d	General aggregate	$10,000,000.

18.3	The above insurance limits shall be reduced by seventy-five (75%) until such time as Licensee begins testing a Licensed Product in a human clinical trial. At the time testing of a Licensed Product commences in humans, the higher insurance levels in Section 18.2 shall apply. If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement.

18.4	Licensee will obtain, keep in force and maintain Worker’s Compensation Insurance as legally required in the jurisdiction in which Licensee is doing business.

18.5	Licensee expressly understands, however, that the coverages and limits in Paragraph 18.2 do not in any way limit Licensee’s liability or indemnification obligations. Licensee’s insurance must:

18.5a	Provide for thirty (30) day advance written notice to The Regents of any modification.

18.5b	State that Licensors are endorsed as an additional insured under the coverages listed in Paragraph 18.2.

18.5c	Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by Licensors.

18.6	Licensors shall notify Licensee in writing of any claim or suit brought against Licensors in respect of which Licensors intend to invoke the provisions of this Article 18 (INDEMNIFICATION). To the extent that Licensors elect to permit Licensee authority to defend or settle such claim or suit, Licensee may not admit liability or wrongdoing on the part of Licensors without Licensors’ prior express written consent. Licensee shall keep Licensors informed on a current basis of its defense of any claims under this Article 18 (INDEMNIFICATION).

18.7	Licensee must furnish The Regents with (i) valid certificates of insurance evidencing compliance with all requirements of this Agreement and (ii) additional insured endorsements for Licensee’s applicable policies of insurance naming Licensors as additional insured. Per occurrence forms, including ISO Form CG or its equivalent, are acceptable additional insured endorsement forms. Naming Licensors as an additional insured on the certificates of insurance alone shall not be considered as compliance with Licensors’ insurance requirements. Licensee must furnish both such documents within thirty (30) days of the execution of the Agreement and once per year thereafter for the duration of this Agreement. The Regents has the right to terminate this Agreement in accordance with Article 12 (TERMINATION BY THE REGENTS) should Licensee fail to provide items (i) and (ii) by the dates set forth above.

19. LIMITATION OF LIABILITY

19.1	LICENSORS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS OR THE USE OR THE PRACTICE OF LICENSED METHODS. LICENSORS WILL NOT BE LIABLE FOR ANY CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF LICENSORS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LICENSEE’S DAMAGES FOR ANY BREACH OF THIS AGREEMENT BY LICENSORS WILL BE LIMITED TO A REDUCTION OR SUSPENSION OF THE PAMENT OBLIGATIONS OF LICENSEE HEREUNDER.

20. NOTICES

20.1	Any notice, progress report, royalty report or payment required to be given to either party must be sent to the respective address given below and is effective: (a) on the date of delivery if delivered in person, (b) five (5) days after mailing if mailed by first-class certified mail, postage paid, or (c) on the next business day if sent by overnight delivery. Either party may change its designated address by written notice.

For Licensee:	CohBar, Inc.
910 Rockborn St
Gaithersburg, MD 20878

For The Regents:	The Regents of the University of California
University of California, Los Angeles
Office of Intellectual Property
11000 Kinross Avenue, Suite 200
Los Angeles, CA 90095-1406

Attention: Director of Licensing
Ref: UC Case No.

For Einstein:	Albert Einstein College of Medicine of Yeshiva University
1300 Morris Park Avenue
Bronx, NY 10461
Attention: Office of Biotechnology

All payments due under this Agreement to The Regents shall be sent via wire transfer as follows:

[Bank Data Omitted]

20.2	Licensee shall furnish to The Regents the completed licensee contact information form attached hereto as “APPENDIX C” concurrent to execution of the Agreement and incorporated herein by this reference, showing:

20.2a	The Progress Reports Contact (i.e. the contact responsible for ensuring that such progress reports are submitted to The Regents);

20.2b	The Patent Prosecution Contact to whom patent prosecution correspondence should be sent to; and

20.2c	The Financial Contact (i.e. the contact responsible for ensuring that payments are made under this Agreement to The Regents).

21. ASSIGNABILITY

21.1	Consent to Assign

This Agreement is binding upon and inures to the benefit of Licensors, their successors and assignees. This Agreement is personal to Licensee and assignable by Licensee only with the prior written consent of The Regents and Einstein. The consent of The Regents and Einstein will not be required if the assignment of this Agreement is in conjunction with the transfer of all or substantially all of the business of Licensee to which this license relates to either (a) a non-Affiliate third party or (b) an Affiliate after Licensee has already received at least one million dollars ($1,000,000) of capital from one or more third parties.

Conditions of Assignment

No later than thirty (30) days prior to any assignment of this Agreement all of the following terms and conditions shall be met and if they are not then this Agreement and any assignment thereof will be considered null and void with no further notice from The Regents.

(i)	Licensee shall inform The Regents in writing of the identity of the proposed acquirer or successor entity and shall provide updated contact information in writing to The Regents for such acquirer or successor entity by updating and submitting in writing to The Regents Appendix C of this Agreement;

(ii)	The proposed acquirer or successor entity shall agree in writing to be bound by all the terms and conditions of this Agreement as if such acquirer or successor entity were the original Licensee and a copy of such written agreement shall be provided to The Regents by Licensee or the proposed acquirer or successor entity;

(iii)	The proposed acquirer or successor entity shall provide a written statement to The Regents that they assume responsibility for any and all liabilities that arose under this Agreement prior to the effective date of the proposed assignment of this Agreement.

22. LATE PAYMENTS

22.1	For each royalty payment or fee not received by The Regents when due, Licensee must pay to The Regents a simple interest charge of ten percent (10%) per annum to be calculated from the date payment was due until it was actually received by The Regents. For purposes of clarity, this Article 22 (LATE PAYMENTS) does not limit any rights of Licensors under this Agreement arising from the failure by Licensee to make such payments when due.

23. WAIVER

23.1	The waiver of any breach of any term of this Agreement does not waive any other breach of that or any other term.

24. FAILURE TO PERFORM

24.1	If either party takes legal action against the other because of a failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

25. GOVERNING LAW

25.1	THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

26. GOVERNMENT APPROVAL OR REGISTRATION

26.1	If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

27. COMPLIANCE WITH LAWS

27.1	Licensee will comply with all applicable laws and regulations in performing its obligations hereunder and in its use, manufacture, offer for sale, sale or import of Licensed Products or practice of Licensed Methods, including, but not limited to, obtaining and maintaining all necessary governmental approvals for the commercialization of Licensed Products and Licensed Methods. Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of services using Licensed Methods to foreign countries, including and without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. Licensee will manufacture Licensed Products and practice the Licensed Methods in compliance with all applicable government importation laws and regulations of a country into which Licensed Products are imported.

28. PREFERENCE FOR UNITED STATES INDUSTRY

28.1	Because this Agreement grants an exclusive right to a particular use of the Invention, Licensee must manufacture in the United States any products embodying this Invention or produced through the Invention’s use to the extent required by 35 U.S.C. §§200-212.

29. FORCE MAJEURE

29.1	Except for Licensee’s obligation to make any payments to The Regents or Einstein hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control that render their performance impossible or onerous, including, but not limited to: accidents (environment, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

29.2	Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 29.1 for a period of one (1) year.

30. CONFIDENTIALITY

30.1	If either party discloses confidential information to the other party, the disclosing party will designate this information as confidential by appropriate legend or instruction and the receiving party will:

30.1a	Use the same degree of care to maintain the secrecy of the confidential information as it uses to maintain the secrecy of its own information of like kind.

30.1b	Use the confidential information only to accomplish the purposes of this Agreement or for audit or management purposes.

301.c	Ensure that any employees, customers, distributors and other agents to whom the confidential information is disclosed are bound to it by similar obligations of confidence and to make such disclosure only as required to accomplish the purposes of this Agreement.

30.2	Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that:

30.2a	the receiving party can demonstrate by written records was previously known to it;

30.2b	the receiving party lawfully obtained from sources under no obligation of confidentiality;

30.2c	is or becomes publicly available other than through an act or omission of the receiving party or any of its employees; and

30.2d	is required to be disclosed under the California Public Records Act, governmental audit requirement or other requirement of law.

30.3	The provisions of this Article 30 (CONFIDENTIALITY) will continue in effect for five (5) years after expiration or termination of this Agreement.

30.4	Licensors are free to release to the Inventors and senior administrators employed by Licensors the terms and conditions of this Agreement. If such release is made, then Licensors shall give notice of the confidential nature and shall request that the recipient not disclose such terms and conditions to others.

30.5	If a third party inquires whether a license to Licensors’ Patent Rights is available, then Licensors may disclose the existence of this Agreement and the extent of the grant in Article 2 (GRANT) and Article 3 (SUBLICENSES) to such third party, but will not disclose the name of Licensee or any other negotiated terms or conditions of this Agreement to such third party, except where Licensors are required to release information under the California Public Records Act, a governmental audit requirement or other applicable law.

30.6	Licensee hereby grants permission for Licensors (including UCLA) to include Licensee’s name and a link to Licensee’s website annual reports and websites that showcase technology transfer-related stories as well as links to any publicly-available news stories about Licensee on such websites.

31. MISCELLANEOUS

31.1	The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

31.2	This Agreement is not binding upon the parties until it has been signed below on behalf of each party, in which event it becomes effective as of the date recited on page one.

31.3	No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by each party.

31.4	This Agreement and Appendix A (LICENSORS’ PATENT RIGHTS) embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

31.5	If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable as long as a party’s rights under this Agreement are not materially affected. In lieu of the unenforceable provision, the parties will substitute or add as part of this Agreement a provision that will be as similar as possible in economic and business objectives as was intended by the unenforceable provision.

31.6	No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Licensors and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

31.7	In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

31.8	Licensee represents and warrants that it has not relied on any information provided by Licensors, Licensors’ current or former employees or the Inventors and has conducted its own due diligence investigation to its satisfaction prior to entering into this Agreement.

32. COUNTERPARTS AND EXECUTION

32.1	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

Both The Regents, Einstein and Licensee have executed this Agreement in duplicate originals by their authorized officers on the dates written below:

LICENSEE		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By	/s/ Mark A. Rampy	By	/s/ Emily Loughran
	Signature		Signature
Name:	Mark A. Rampy	Name:	Emily Loughran
Title:	CFO	Title:	Director of Licensing
Date:	November 30, 2011	Date:	11/30/2011

ALBERT EINSTEIN COLLEGE OF MEDICINE OF YESHIVA UNIVERSITY

By	/s/ John L. Harb
Signature
Name:	John L. Harb
Title:	Assistant Dean, Scientific Operations
Date:	11/30/11

APPENDIX A

LICENSORS’ PATENT RIGHTS

•	UCLA Case No. 2007-526 “Humanin and Humanin Analogues to treat T2DM”, US Patent Application 12/451,524

•	UCLA Case No. 2007-714 “Humanin and Humanin Analogues to treat T1DM”, US Patent Application 12/210,856

•	UCLA Case No. 2008-488 “SHLPs”, US Patent Application 12/989,688

•	UCLA Case No. 2011-331 “Humanin and analogues for atherosclerosis”, US Provisional Patent Application 61/498474

APPENDIX B

ROYALTY STATEMENT

UC Control No:                                          Product Name/Code(s)

Licensee Name:             [COMPANY NAME]

Licensee Phone No:

Licensee Fax No:

Licensee Email Address:                                                  Quarter Covered:

Product Name	Number of Units Sold	Unit Selling Price (US $)	Gross Sales (US $)	Final Sales (US $)	Net Sales (US $)	Royalty Rate (%)	Total Earned Royalties (US $)

Total Royalties Earned:

Less Minimum Annual Royalty:

            (If Applicable)

Balance Due The REGENTS:

Prepared By:

APPENDIX C

LICENSEE CONTACT INFORMATION

Licensee Name: [COMPANY NAME]	UC Control No:

PATENT PROSECUTION CONTACT:

LAST NAME:	TELEPHONE:
FIRST NAME:
TITLE:	FAX:
COMPANY NAME:
ADDRESS:	EMAIL:
ADDRESS:
CITY, STATE, ZIP:
COUNTRY:

PROGRESS REPORTS CONTACT:

LAST NAME:	TELEPHONE:
FIRST NAME:
TITLE:	FAX:
COMPANY NAME:
ADDRESS:	EMAIL:
ADDRESS:
CITY, STATE, ZIP:
COUNTRY:

FINANCIALS CONTACT:

LAST NAME:	TELEPHONE:
FIRST NAME:
TITLE:	FAX:
COMPANY NAME:
ADDRESS:	EMAIL:
ADDRESS:
CITY, STATE, ZIP:
COUNTRY: